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                                                                     EXHIBIT 5.1


                               PALMER & DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190


TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 227-4420


                                November 21, 2000


Antigenics Inc.
630 Fifth Street, Suite 2100
New York, New York 10111

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Antigenics Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 264,520 shares (the "Shares") of the Company's common stock, $.01 par value, issuable upon exercise of certain options held by Aquila Biopharmaceuticals, Inc. ("Aquila") employees and directors as provided for under the terms of the agreement (the "Agreement") by which the Company acquired Aquila.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                Very truly yours,


                                                /s/ PALMER & DODGE LLP